Exhibit 99.1

PR Contact:     Michele Kinman

E&E Public Relations

408-241-7449

michele@e-epr.com

CENTILLIUM COMMUNICATIONS ANNOUNCES SHAHIN HEDAYAT

TO RETIRE FROM FULL-TIME DUTIES

Hedayat to Serve as Technical Advisory Board Member

FREMONT, Calif. (August 15, 2003)—Centillium Communications, Inc. (Nasdaq: CTLM), innovator of broadband communications technology, today announced that Shahin Hedayat, 43, President and Co-founder, has decided to retire from his full-time duties with Centillium. Over the last several months, Hedayat has been transitioning his day to day responsibilities to Tony Shakib, who joined Centillium as Vice President and General Manager of the Access and Networking Business Units in March 2003. Hedayat will continue to assist in this transition and continue to serve as a member of Centillium’s Board of Directors until a successor for his Board position is named. He will also continue to serve the Company as a member of Centillium’s Technical Advisory Board for a two year term.

“Since we founded this company together, Shahin has worked tirelessly to help guide Centillium through challenging market conditions and helped us reach a leadership position in the DSL market,” said Faraj Aalaei, CEO and Co-founder of Centillium. “We are a leader in our industry in large part because of Shahin’s contributions. I want to thank Shahin for his unwavering commitment to our customers, shareholders and employees. He created a significant legacy, and I am pleased that he will stay on as a member of our Technical Advisory Board.”

“I am proud of what we have accomplished at Centillium,” said Hedayat. “We have rolled out some of the most advanced products in the industry and I have accomplished what I set out to do. I look forward to continuing my involvement with Centillium as a member of our Technical Advisory Board. With the incredible strength of our existing management team and the forthcoming addition of Hassan Parsa as Vice President of Business Development, I am confident that the company is in good hands.”

Prior to being named President in January 2000, Hedayat served as Centillium’s Vice President of Engineering and Chief Technical Officer. Prior to joining Centillium, Hedayat held various positions at Cirrus Logic, including Vice President of Engineering for Computer Telephony Products. Hedayat has been awarded six U.S. patents and holds a B.S. and an M.S. in Electrical Engineering from the University of Michigan, Ann Arbor.

About Centillium Communications

Centillium Communications, Inc. combines technical innovation and customer commitment to make broadband communications—in business and at home—a practical reality. The Company designs and markets communications chipsets for Digital Subscriber Line (DSL) central office and customer premises equipment and for carrier- and enterprise-class Voice over Packet (VoP) gateways and switches. The Centillium Communications headquarters are located at 47211 Lakeview Blvd., Fremont, CA 94538. Additional information is available at www.centillium.com.

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